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                          [WILDMAN, HARROLD LETTERHEAD]



                                 January 8, 2001



Rogers International Raw Materials Fund, L.P.
c/o Beeland Management Company, L.L.C.
1000 Hart Road
Barrington, Illinois 60010

     Re:  Rogers International Raw Materials Fund, L.P.

Ladies and Gentlemen:

     We have acted as counsel for Rogers International Raw Materials Fund, L.P., a limited partnership organized under the Illinois Revised Limited Partnership Act (the "Fund"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (the "Registration Statement"), relating to the registration of 2,000,000 units of limited partnership interests in the Fund. In so acting, we have reviewed such data, documents, statutes and regulations and have considered such questions of law and fact as we have deemed pertinent for purposes of this opinion. Based upon the foregoing, we are of the opinion that:

     (i) the Fund will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation;

     (ii) to the extent of each limited partner's tax basis in its units, cash distributed to such limited partner by the Fund upon redemption of units will constitute a return of capital that will not be reportable as taxable income, but will reduce such limited partner's tax basis in its units;

     (iii) to the extent that cash distributions to a limited partner exceed such limited partner's tax basis in his or its units,

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Rogers International Raw Materials Fund, L.P.
January 8, 2001
Page 2

          such distributions will be taxable to the limited partner as gain from the sale or exchange of the units;

     (iv) gains or losses on the Fund's commodity futures positions will be treated as "Section 1256 Contracts" and will be taxed to limited partners as provided under that section;

     (v) based on the expected income of the Fund and other restrictions contained in the Agreement of Limited Partnership, including the restrictions on transfers of units and the provisions requiring advance written notice of withdrawals, the Fund will not be treated or taxed as a "publicly traded partnership" under Code Section 7704; and

     (vi) because of the limited nature of the trading activities of the Fund, it is more likely than not that the Fund will be treated as engaging in an investment activity rather than the trade or business of trading commodities. In such event, limited partners who are taxed as individuals would be entitled to claim a deduction for their share of general partnership expenses only to the extent that the total of each limited partner's investment and other miscellaneous expenses exceeds two percent (2%) of said limited partner's adjusted gross income.

     We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Aspects" in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the United States income tax treatment to United States individual investors, as of the date hereof, of an investment in the Fund.

     The opinions rendered herein are issued in accordance with American Bar Association Opinion No. 346 (Revised),

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Rogers International Raw Materials Fund, L.P.
January 8, 2001
Page 3

dated January 29, 1982, and Section 10.33 of the United States Treasury Department Circular 230, dated November 23, 1984, as amended, effective July 20, 1994.

     We affirm, however, notwithstanding anything to the contrary in this opinion, that in the preparation of this opinion, "further inquiry is not required," as such phrase is used in ABA Formal Opinion 346 (Revised), and that we have complied with all the requirements of Treasury Circular 230, as revised, including without limitation, the specific requirements of Section 10.33(a)(1) of that Circular.

     This opinion is based upon the facts and factual circumstances as stated in the Registration Statement, the current federal income tax law and regulations, the Fund's Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement") and the following representations of the General Partner of the Fund: (a) at all times the Fund will be operated in accordance with the Illinois Revised Uniform Limited Partnership Act, as applicable, and the Limited Partnership Agreement, (b) the aggregate deductions to be claimed by the partners of the Fund as their distributive shares of the Fund's net losses for the first two years of operation of the Fund will not exceed the amount of equity capital invested in the Fund, (c) no creditor who makes a loan to the Fund will have or acquire as a result of making the loan any direct or indirect interest in the capital, profits or property of the Fund other than as a secured creditor, and (d) interests in the Fund will not be (1) traded on an established securities market, or (2) readily tradable on a secondary market (or the substantial equivalent thereof). We are relying upon the facts stated in the Prospectus which you have represented to us to be accurate and complete in all material respects. Nothing contrary to or inconsistent with these representations has come to our attention in the course of our consideration of these matters. No tax ruling has been obtained from the Internal Revenue Service confirming this treatment and the General

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Rogers International Raw Materials Fund, L.P.
January 8, 2001
Page 4

Partner of the Fund does not intend to request such a ruling.

     Our opinion is based upon current law and published Internal Revenue Service Rulings, Internal Revenue Service Procedures, Regulations and court decisions (collectively, the "Published Interpretations"), all of which are subject to change prospectively or retroactively. The opinions herein express our best judgment of the law and the Published Interpretations, but our opinion is not binding upon the Internal Revenue Service or the courts, either of which may reach different conclusions than ours. We believe we have reasonably relied upon the facts as represented by you. However, generally, the facts which you have represented relate to future activities which you have predicted but which you cannot assure. Any change in the facts, whether past or prospective, may adversely affect our opinion. Further, we express no opinion as to whether the Internal Revenue Service may successfully challenge factual determinations which are made by you.

     You have not analyzed the state and local income tax consequences related to participation in the Fund and have so stated in the "Federal Income Tax Aspects" section of the Prospectus. Consequently, you have not requested our analysis or opinion of any aspect of the state and local tax consequences which may flow from participation in the Fund, and no opinion with respect thereto is expressed by us.

     In connection with our rendering of the above opinions, please be advised that we have examined only the documents indicated. We are members of the Bar of the State of Illinois and do not hold ourselves out as experts on the laws of any other state or foreign country. Our opinion is limited to the laws of the State of Illinois and the Internal Revenue Code and the Published Interpretations and we express no opinion as to any other laws, regulations or advisory rulings.

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Rogers International Raw Materials Fund, L.P.
January 8, 2001
Page 5

     This opinion is given to you as of the date hereof and we assume no obligation to advise you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof.

     We hereby consent (i) to being named in the "Federal Income Tax Aspects" section of the Prospectus as the attorneys who will render certain opinions for the Fund related to certain federal income tax aspects related to the Fund and an investment in the Fund, (ii) to the inclusion of this opinion as an Exhibit 8 to the Registration Statement and (iii) to the inclusion of this opinion as an exhibit to the registration statements to be filed with state securities commissions.


                         Very truly yours,

                         /s/ Wildman, Harrold, Allen & Dixon

                         WILDMAN, HARROLD, ALLEN & DIXON